Exhibit 5.1

JONES DAY

SILICON VALLEY OFFICE • 1755 EMBARCADERO ROAD • PALO ALTO, CALIFORNIA 94303

TELEPHONE: +1.650.739.3939 • FACSIMILE: +1.650.739.3900

April 6, 2017

Synopsys, Inc.

690 East Middlefield Road

Mountain View, California 94043

Re:	Registration Statement on Form S-8 Filed by Synopsys, Inc.

Ladies and Gentlemen:

We have acted as counsel for Synopsys, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 5,450,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, that may be issued or delivered and sold pursuant to the Company’s 2017 Non-Employee Directors Equity Incentive Plan and the Company’s 2006 Employee Equity Incentive Plan (individually, a “Plan,” and together, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to a Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof, and except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to each of the Plans and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each award under a Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to a Plan under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day